Exhibit 99.01

Gran Tierra Appoints New Director

CALGARY, Alberta, September 19, 2017, Gran Tierra Energy Inc. (“Gran Tierra”) (NYSE American, TSX: GTE), is pleased to announce the appointment of Sondra Scott to the Board of Directors of Gran Tierra as an independent director, effective September 19, 2017. Ms. Scott has more than 25 years of experience as an energy and risk analytics business leader. She has led multi-sized global research and consultancy teams and is an experienced strategist with a passion for innovative product development. Ms. Scott is currently president of Verisk Maplecroft, where she is responsible for leading the company’s globalization and growth effort in the political, economic, human rights and environmental risk analytics market. Before joining Verisk Maplecroft in 2015, Ms. Scott filled a number of roles at Wood Mackenzie over a 13-year period. Her most recent position was head of Global Markets where she lead a team focusing on macro energy economics and risk. Previously, Ms. Scott led Wood Mackenzie’s energy consultancy practice.

“We are pleased to welcome Sondra to our Board of Directors. Her experience and knowledge of the global energy markets, economics and risk analytics will be of significant benefit to Gran Tierra, and we look forward to working with her on the Board,” said Robert Hodgins, Gran Tierra’s Chairman.

Ms. Scott holds a Master of Science, Petroleum Engineering and Economics degree from a joint program with the University of Pennsylvania and the Institut Francais du Petrole (IFP) and received a Bachelor of Arts, Economics and Earth Sciences degree from Wesleyan University.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru.

Gran Tierra’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

Chief Executive Officer

403-767-6500

Ryan Ellson

Chief Financial Officer

403-767-6501

Rodger Trimble

Vice President, Investor Relations

403-698-7941

info@grantierra.com

www.grantierra.com